Exhibit 99

MEREDITH CORPORATION
G+J MAGAZINES ACQUISITION INVESTOR CONFERENCE CALL
May 24, 2005

INTRODUCTION

JIM JACOBSON

Good morning. I'm Jim Jacobson, Director of Investor Relations for Meredith. Joining me are Chairman and Chief Executive Officer Bill Kerr, President and Chief Operating Officer Steve Lacy, Publishing Group President Jack Griffin, and Chief Financial Officer Suku Radia.

In our remarks today we will include statements that are considered forward-looking within the meaning of federal securities laws. The forward-looking statements are based on management's current knowledge and expectations and are subject to certain risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A description of the risk factors can be found in our news release issued today and in certain of our SEC filings. The Company undertakes no obligation to update any forward-looking statement.

Now, Bill will begin the discussion.

BILL KERR

Good morning and thank you for joining us on short notice. Welcome to our conference call to discuss our acquisition of Parents, Child, Fitness and Family Circle magazines. I trust you have had a chance to review the press release issued this morning. I'll provide a few opening remarks and then the management team will respond to your questions.

Earlier this morning, we announced that Meredith has reached an agreement in principle with Gruner + Jahr to acquire Parents, Child, Fitness and Family Circle magazines for $350 million in cash. This transaction is subject to completion of due diligence and execution of definitive agreements, and is subject to certain closing conditions. We expect to sign definitive agreements in early June and are targeting a June 30, 2005 close.

As we have stated previously, one of our growth strategies is to broaden our magazine portfolio to reach younger women and to serve the rapidly growing Hispanic market. The acquisition clearly solidifies our position as the leading publishing company serving women whose primary interests are their homes, their families and their personal development. We are now in a position to offer advertising clients the opportunity to reach even more women at different stages of their lives.

Parents, Child, Fitness and Family Circle are established and well-known consumer magazines that will benefit from Meredith's proven editorial, circulation, sales, database and brand-building expertise. These titles have significant upside but have underperformed in recent years. We have the unique skills and resources needed-particularly in the circulation area-to help these magazines reach their potential.

We expect the transaction to generate EBITDA in the low-to-mid $30 million range and to be modestly accretive to earnings per share in fiscal 2006. We will be more precise about the amount of accretion after the valuation of intangibles and related amortization is determined. The transaction will increase the Publishing Group's revenues by approximately $300 million to more than $1.2 billion.

There are a number of reasons we are excited about this transaction.

  It increases our reach and scale. Meredith titles will now reach more than 135 million adult American women, giving us the largest female reach in the magazine industry.  Our titles will have a combined circulation approaching 30 million, making us the second-largest consumer magazine publisher in the United States.
  It furthers our strategy to reach younger women.  Our December 2002 acquisition of American Baby helped us establish a foothold in this market. Now with the addition of Parents, Child and Fitness, we will have added approximately 30 million female readers with a median age below 35 in a little over two years. As a result, Meredith will become the premier magazine company serving expecting and new families, a demographic that is a leading purchaser of consumer products and services.
  We will leverage our editorial, circulation, sales and database expertise to grow these titles.  These are well-known magazines with proud traditions-and with significant upside potential. They've experienced some weakness recently, largely caused by poor circulation practices. We believe we have exactly the right skills needed to restore their luster. We will employ our long-term direct-to-publisher circulation strategy that emphasizes our editorial content and commitment to service journalism. Over the years, this has proven to be effective in generating highly-profitable circulation for Meredith.
  The transaction significantly extends our retail presence. It will add approximately 250,000 newsstand pockets. This will bring our newsstand pockets at supermarket checkouts and other retailers across the country to nearly 1 million.
  It adds to our growing presence in the Hispanic marketplace. Parents' Spanish-language title, Ser Padres, is an established title with a distribution of 500,000. Combined with American Baby's Hispanic titles, our custom marketing programs and the September 2005 launch of our new Spanish-language women's title - Siempre Mujer - Meredith will be uniquely positioned to serve Hispanic consumers, the fastest-growing segment of the American population.

You will note in the press release that G + J has an option until June 30, 2005 to sell Fast Company and Inc. to us if it desires. G + J is marketing these titles to potential buyers. If we do acquire the business publications, we plan to sell these magazines either through a private sale or an auction. If we do temporarily acquire the business publications, we will account for them as assets held for sale, and consistent with the required GAAP reporting treatment, classify their results from operations as a separate category within our income statement. We do not believe the net impact of the purchase and subsequent sale of the business publications will be material to the overall purchase price.

From an organizational perspective, we plan to continue operating the new titles from New York. We will integrate the new magazines into our existing portfolio by creating three operating groups within the Publishing Group:

  The Meredith Parenting Group, which will consist of the American Baby Group, Parents, Child and the related Hispanic publications. We will be positioned to serve consumers and advertisers through the parenting cycle from pre-natal to pre-teen.
  The Meredith Women's Lifestyle Group, which will include Ladies' Home Journal, More and Fitness. With their focus on fashion, beauty and women's health, these titles allow us to serve women and advertisers across a wide range of age and income demographics.
  The Meredith Mass Reach Magazine Group, which will consist of Better Homes and Gardens and Family Circle. We will be a leading player in the packaged goods and household products categories. We also believe our group sales operation will be able to leverage the two brands to create customized advertising programs second to none in the industry.

We believe these consumer magazines will benefit tremendously from our successful model of consolidating critical functions that are common to all magazines. The procurement of paper, the negotiation of printing contracts, the generation of subscriptions and the management of the accounting and financial functions are all good examples of this consolidated model.

We plan to finance the acquisition through a new $250 million private placement of senior notes. The balance will be financed under our existing credit facilities. The new private placement debt will mature in staggered terms over the next two to five years. We expect the debt covenants to be similar to our existing private placement debt. Following the transaction, we will have total debt of approximately $620 million, resulting in a debt-to-EBITDA ratio of approximately 2 to 1, which is below the 3.5 to 1 ratio that is allowed by our existing debt covenants.

Our strong balance sheet and ability to generate cash flow from operations will continue to provide the financial flexibility to return capital to shareholders through share repurchases and dividend increases and to pursue targeted acquisitions. As a reminder we increased the dividend 26 percent in calendar 2004 and 17 percent in calendar 2005. In the current fiscal year, we have repurchased approximately 1.95 million shares compared with 750,000 in fiscal 2004.

We know you may have questions, so in closing, I just want to say that today is truly historic for Meredith. This is our largest Publishing acquisition in our 103-year history. We believe Parents, Child, Fitness and Family Circle will be a great fit into our existing stable of leading home and family magazines. We are excited to help these titles reach their potential through our proven editorial, circulation, sales, database and brand-building skills.

Now, we would be happy to take questions.